Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

NAVISTAR INTERNATIONAL CORPORATION

(Originally incorporated on May 26, 1993

under the name Navistar Holding, Inc.)

First: The name of the corporation (hereinafter called the “Company”) is

NAVISTAR INTERNATIONAL CORPORATION

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle (19801). The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

Fourth: The total number of shares of stock which the Company shall have authority to issue is 260,000,000 consisting of:

(1) 30,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preferred Stock;”

(2) 10,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preference Stock;” and

(3) 220,000,000 shares, with a par value of $0.10 per share, are to be of a class designated “Common Stock.”

I.

Preferred Stock. The Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preferred Stock (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rates of exchange, and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

II.

Preference Stock. The Preference Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preference Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preference Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preference Stock (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rates of exchange, and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preference Stock. Shares of any series of Preference Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preference Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution or resolutions by the Board of Directors or as part of any other series of Preference Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preference Stock.

A. Series B Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of one (1) share of a series of Preference Stock are as follows:

(1) Designation. The designation of this series of Preference Stock shall be “Nonconvertible Junior Preference Stock, Series B (With Par Value of $1.00)” (referred to herein as the “Series B Stock”).

(2) Dividends. The holder of the share of the Series B Stock shall not be entitled to receive dividends with respect to the Series B Stock.

(3) Rights of Redemption. The Series B Stock shall be subject to redemption as follows:

(a) Optional Redemption. At any time after the holder of Series B Stock has not been entitled to vote separately as a class to elect a director at any time for five consecutive years, the Series B Stock may be redeemed at the option of the Company, in whole or in part, at any time or from time to time upon not less than five days’ prior notice to the holder of record of the Series B Stock sent by first class mail, postage prepaid, to such holder at its address appearing on the Series B Stock register maintained by the Company, at a redemption price of $1.00 (hereinafter called the “Series B Redemption Date”).

(b) Effect of Redemption. All rights of the holder of Series B Stock as a stockholder of the Company by reason of the ownership of Series B Stock shall cease on the Series B Redemption Date, except the right to receive the amount payable upon redemption of such share on presentation and surrender of the certificate representing such share. After the Series B Redemption Date, such share shall not be deemed to be outstanding.

(4) Rights on Liquidation, Dissolution, Winding Up.

(a) Liquidation Payment. In the event of any involuntary liquidation, dissolution or winding up of the Company, the holder of the Series B Stock (if then outstanding) shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series B Stock, an amount equal to $1.00 per share. The merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company shall not in any event be considered a dissolution, liquidation or winding up of the Company under this paragraph (4).

(b) Proportionate Distribution. In the event the assets of the Company available for distribution to the holder of the Series B Stock upon any involuntary or voluntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holder is entitled pursuant to subparagraph (a) of this paragraph (4), no such distribution shall be made on account of any shares of any other class or series of preference stock ranking on a parity with the Series B Stock upon liquidation unless proportionate distributive amounts shall be paid on account of the Series B Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(5) Voting. The Series B Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:

(a) Change of Priority or Rights. Without the affirmative vote or consent of the holder of the Series B Stock, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) change the number of authorized shares of the Series B Stock or (ii) amend this Certificate of Incorporation or take any other action (including, without limitation, a merger or consolidation to which the company is a constituent party) which would have the effect of eliminating the Series B Stock or of amending, altering or repealing any of the preferences, special rights or powers of the holder of the Series B Stock so as adversely to affect such preferences, special rights or powers.

(b) Election of Director. Until the Fully Funded Date, the number of directors constituting the Board of Directors of the Company shall be increased by one, and the holder of the Series B Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class, to elect one person to fill such newly created directorship. Except for the involuntary resignation of any such director under this subparagraph (b) or the remova1 of any such director by the holder of the Series B Stock, the director elected by the holder of the Series B Stock shall have a one year term of office. The right of the holder of Series B Stock to elect a director may be exercised by written consent of such holder. On the Fully Funded Date, the special right of the holder of the Series B Stock so to vote separately as a class for the election of a director shall terminate (subject to subsequent revesting as provided below) and the director elected by the holder of the Series B Stock shall be deemed to have resigned effective immediately without any further action upon such person’s part. Subsequent to the Fully Funded Date, the special right of the holder of Series B Stock to vote separately as a class for the election of a director shall revest at any time when the balance of the Employers’ funding contribution held under the Health Benefit Trust falls below 85% of the Fully Funded Amount; provided, however, that such revested special right of the holder of Series B Stock to vote separately as a class for the election of a director shall terminate (subject to revesting as provided by this subparagraph (b)) if the balance of the Employers’ funding contribution held under the Health Benefit Trust rises above 85% of the Fully Funded Amount.

At any time when the holder of the Series B stock has the right to elect a director as provided in this subparagraph (b), (i) such holder shall have the exclusive right to remove such director, with or without cause, from time to time and elect his or her successor and (ii) any vacancies in the seat held by the director elected by the holder of the Series B Stock shall be filled only by vote of the holder of the Series B Stock.

(6) Conversion Rights. The holder of the share of the Series B Stock shall have no conversion rights with respect to such share.

(7) Nontransferability. The Series B Stock shall be issued to the UAW and the Series B Stock and any rights thereunder shall be nontransferable. Any attempted transfer shall be void and of no effect. The Company shall place on the certificate representing any issued share of the Series B Stock a legend consistent with the provisions hereof.

(8) Definitions.

(a) Employers. The term “Employers” shall have the meaning assigned to such term in the Settlement Agreement.

(b) Fully Funded Amount. The term “Fully Funded Amount” shall have the meaning assigned to such term in the Settlement Agreement.

(c) Fully Funded Date. The term “Fully Funded Date” shall have the meaning assigned to such term in the Settlement Agreement.

(d) Health Benefit Trust. The term “Health Benefit Trust” shall have the meaning assigned to such term in the Settlement Agreement.

(e) UAW. The term “UAW” shall have the meaning assigned to such term in the Settlement Agreement.

(9) Rank of Series B Stock. The share of the Series B Stock shall rank junior upon liquidation to the shares of the Series D Stock and any other series of Preferred or Preference Stock authorized or designated after the initial date of issuance of the Series B Stock. The share of the Series B Stock shall rank senior upon liquidation to the shares of the Common Stock.

(10) Retirement of Redeemed Shares, Etc. When redeemed, the share of the Series B Stock shall have the status of authorized and unissued Preference Stock.

(11) Fractional Shares. No fractional shares of Series B Stock shall be issued.

(12) Stock Calculations. In making any calculations with respect to holdings or ownership of the Company’s stock, the Company’s stock records shall be conclusive evidence of such holdings and ownership.

B. Series D Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of 3,000,000 shares of a series of Preference Stock are as follows:

(1) Designation. The designation of this series of Preference Stock shall be “Convertible Junior Preference Stock, Series D (With Par Value of $1.00)” (referred to herein as the “Series D Stock”).

(2) Dividends. The holders of shares of the Series D Stock shall not be entitled to receive any dividends unless cash dividends are declared on the shares of stock issuable upon conversion of the Series D Stock (herein called “conversion stock”). In the event any cash dividend is declared on the shares of conversion stock, following the record date for such dividend the holders of shares of the Series D Stock shall be entitled to receive, when, as, and to the extent declared by the Board of Directors, a dividend in cash in an amount per share equal to 120% of the cash dividend per share declared on the shares of conversion stock multiplied by the number of shares of conversion stock which, as of such record date, is deliverable on the Conversion Date upon the conversion of a share of Series D Stock. If at any time after the right to receive such dividend shall have accrued such dividend shall not have been paid, or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividend shall be fully paid, but without interest, before the dividend on the conversion stock which gave rise to the accrual of such dividend shall be paid and before any other dividend shall be declared or paid or any other distribution ordered or made upon, or any other purchase or redemption made of, any stock ranking as to dividends or upon liquidation junior to the Series D Stock (other than a dividend payable in such junior stock or a purchase or redemption made by issue or delivery of such junior stock); provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application Full Accrued Dividends upon shares of the Series D Stock shall have been paid or declared and set apart for payment. At any time when any dividend has accrued on the Series D Stock but has not been paid, all dividends declared upon the shares of the Series D Stock and any other preferred stock ranking on a parity as to dividends with the Series D Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series D Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued unpaid dividends per share on the shares of the Series D Stock and such other preferred stock (determined immediately prior to payment) bear to each other, provided that in making such calculation, dividends accrued on such other parity stock since the most recent January 15 or July 15 may be ignored. Holders of shares of the Series D Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Full Accrued Dividends.

(3) Rights of Redemption. The shares of the Series D Stock shall be subject to redemption as follows:

(a) Optional Redemption. Subject to the succeeding provisions of this subparagraph (a), the shares of the Series D Stock may be redeemed at the option of the Company, in whole or in part, at any time or from time to time upon not less than 30 days’ prior notice to the holders of record of shares of the Series D Stock to be so redeemed, sent by first class mail, postage prepaid, to each registered holder of shares of the Series D Stock at his address appearing on the Series D Stock stock register maintained by the Company, at the redemption price per share of $25.00, plus in each case an amount equal to Unpaid Accrued Dividends to and including the date fixed for redemption of such shares (hereinafter called a “Redemption Date”). If less than all shares of the Series D Stock are to be redeemed pursuant to this subparagraph (a), the shares to be redeemed shall be selected pro rata so that there shall be redeemed from each registered holder of such shares that number of whole shares, as nearly as practicable to the nearest share, as bears the same ratio to the total number of shares of such Series held by such holder as the total number of shares to be redeemed bears to the total number of shares of the Series D Stock at the time outstanding.

(b) No Mandatory Redemption. The shares of the Series D Stock shall not be subject to mandatory redemption.

(c) No Sinking Fund. Shares of the Series D Stock are not subject or entitled to the benefit of a sinking fund.

(d) Effect of Redemption. Unless default be made in the payment in full of the redemption price and any Accrued Dividends: dividends on the shares of Series D Stock called for redemption shall cease to accrue on the Redemption Date on which such shares are to be redeemed; all rights of the holders of such shares as stockholders of the Company by reason of the ownership of such shares shall cease on such Redemption Date, except the right to receive the amount payable upon redemption of such shares on presentation and surrender of the respective certificates representing such shares; and after such Redemption Date, such shares shall not be deemed to be outstanding and shall not be transferable on the books of the Company except to the Company.

(e) Receipt of Redemption Price. At any time on or after a Redemption Date, the respective holders of record of shares of Series D Stock to be redeemed on such Redemption Date shall be entitled to receive the redemption price upon actual delivery to the Company of certificates for the shares to be redeemed, such certificates, if required by the Company, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank.

(f) Return of Deposits. Any moneys deposited with the transfer agent, or other redemption agent, for the redemption of any shares of Series D Stock on a Redemption Date which shall not be claimed after five years from such Redemption Date shall be repaid to the Company by such agent on demand, and the holder of any such shares of Series D Stock shall thereafter look only to the Company for any payment to which such holder may be entitled. Any interest accrued on moneys so deposited shall belong to the Company and shall be paid to it from time to time on demand.

(4) Rights on Liquidation, Dissolution, Winding up.

(a) Liquidation Payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series D Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series D Stock, an amount equal to $25.00 per share plus an amount equal to all Accrued Dividends thereon as of the date of payment. The merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company shall not in any event be considered a liquidation, dissolution or winding up of the Company under this paragraph (4).

(b) Proportionate Distribution. In the event the assets of the Company available for distribution to the holders of shares of Series D Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subparagraph (a) of this paragraph (4), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of Series D Stock upon liquidation unless proportionate distributive amounts shall be paid on account of the shares of Series D Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(5) Voting. The shares of the Series D Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:

(a) Change of Priority or Rights. Without the affirmative vote or consent of the holders of at least two-thirds of the number of shares of Series D Stock at the time outstanding, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) amend, alter or repeal any of the preferences, special rights or powers of the holders of, the Series D Stock so as adversely to affect such preferences, special rights or powers or (ii) increase above 3,000,000 the aggregate number of shares constituting the Series D Stock or issue or reissue any shares of Series D Stock (other than for purposes of exchanges or transfers) in excess of the first 3,000,000 shares issued. No vote or consent by the holders of the Series D Stock shall be required as a condition to the creation or issuance of any class or series of capital stock of the Company (including, without limitation, capital stock which may rank senior to, or on a parity with, the Series D Stock as to dividends or upon liquidation or both).

(b) Default in Dividend Payments. Whenever dividends payable on any series of Preference Stock shall be in default in an aggregate amount equivalent to six full quarterly dividends on all shares of such series at the time outstanding, the number of directors constituting the Board of Directors of the Company shall be increased by one and the holders of Preference Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class without regard to series, to elect one person to fill such newly created directorship. Whenever such right of holders of Preference Stock shall have vested, it may be exercised initially either at a special meeting of such holders called as provided below, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of holders of shares of Preference Stock voting separately as a class to elect one member of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on all series of Preference Stock shall have been paid in full, at which time the special right of the holders of shares of Preference Stock so to vote separately as a class for the election of directors shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

At any time when such special voting power shall have vested in the holders of Preference Stock as provided in this subparagraph (b), a proper officer of the Company shall, upon the written request of the holders of record of at least 10% of the number of shares of Preference Stock at the time outstanding and entitled to vote, regardless of series, addressed to the Secretary of the Company, call a special meeting of the holders of shares of Preference Stock and of any other class of stock having voting power, for the purpose of electing directors. Such meeting shall be held at the earliest practicable date at the principal office of the Company. If such meeting shall not be called by a proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal office, then the holders of record of at least 10% of the number of shares of Preference Stock at the time outstanding and entitled to vote, regardless of series, may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at said principal office. Any holder of shares of Preference Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this subparagraph (b), no such special meeting shall be called during the 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

At any meeting held for the purpose of electing directors at which the holders of shares of Preference Stock shall have the special right, voting separately as a class, to elect a director as provided in this subparagraph (b), the presence, in person or by proxy, of the holders of 51% of the number of shares of Preference Stock at the time outstanding and entitled to vote shall be required to constitute a quorum of such class for the election of any director by the holders of the Preference Stock as a class, each share of Series D Stock outstanding and entitled to vote counting, for purposes only of determining the presence of such a quorum, as one share of Preference Stock. At any such meeting or adjournment thereof, (i) the absence of a quorum of Preference Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preference Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by holders of shares of Preference Stock voting as a class and (ii) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

During any period the holders of Preference Stock have the right to vote as a class for a director as provided in this subparagraph (b), (i) the director so elected by the holders of the Preference Stock shall continue in office until termination of the right of the holders of the Preference Stock to vote as a class for directors, and (ii) any vacancies in the Board of Directors shall be filled only by vote of a majority (which majority may consist of only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant.

(6) Conversion Rights. The shares of the Series D Stock shall be subject to conversion as follows:

(a) Optional Conversion. At any time, the holders of shares of the Series D Stock shall have the right, at their option, to convert each share of Series D Stock into shares of any other stock of the Company on the following terms:

(I) Conversion Price. The shares of the Series D Stock shall be convertible at the Company’s principal office and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Company, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Series D Stock being taken at $25.00 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the “conversion price”) shall be initially $80.00 per share of Common Stock. The conversion price shall be adjusted as provided in clause (IV) of this subparagraph (a).

(II) Conversion Procedure. No payment or adjustment shall be made upon the conversion of the Series D Stock on account of any dividends declared but unpaid on the shares of the Series D Stock converted or on account of any dividends on the Common Stock issued upon such conversion.

Shares of the Series D Stock shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. Following the Conversion Date, each holder of shares of the Series D Stock converted will surrender, at the Company’s principal office or at any other office as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed to the Company or in blank. As promptly as practicable after such surrender, the Company shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same.

In case shares of Series D Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the Redemption Date on which such shares are to be redeemed, unless default shall be made in payment of the redemption price (in which event the right to convert such shares shall cease when such redemption price shall actually be paid).

(III) Cash Payment. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series D Stock, but, instead of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series D Stock held by the same holder, the Company shall pay a cash adjustment of such fraction in an amount equal to the same fraction of the Closing Price on the Conversion Date, or, if the Conversion Date is not a Trading Day, on the next Trading Day.

(IV) Conversion Price Adjustments. The conversion price shall be adjusted from time to time as follows:

(A) In case the Company shall hereafter (i) pay a dividend or make a distribution on its outstanding shares of Common Stock in Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of its shares of Common Stock, the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of the Series D Stock converted after such time shall be entitled to receive the number of shares of capital stock of the Company which he would have owned or been entitled to receive by reason of the conversion of such shares of the Series D Stock had such shares of the Series D Stock been converted immediately prior to such time.

(B) In case the Company shall hereafter issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within forty-five days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share—as determined pursuant to subclause (D) of this clause (IV)—on the record date for the determination of the stockholders entitled to receive such rights or warrants, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of issuance of such rights or warrants by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date for the determination of the stockholders entitled to receive such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the conversion price shall be readjusted (but only with respect to shares of the Series D Stock converted after such expiration) to the conversion price which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. No adjustment in the conversion price shall be required or made under this subclause (B) or subclause (C) immediately below or otherwise under this subparagraph (a) in respect of any right granted by the Company to all holders of its Common Stock to purchase additional shares of Common Stock from the Company at a discount from the current market price per share of Common Stock by reinvestment of dividends on Common Stock if either (i) such discount does not exceed 6% of such current market price or (ii) the holders of the Series D Stock shall be entitled to purchase shares of Common Stock from the Company at the same discount by reinvestment of dividends on the Series D Stock.

(C) In case the Company shall hereafter distribute to all holders of its Common Stock evidences of its indebtedness or assets—excluding any cash dividend or distributions and dividends referred to in subclause (A) of this clause (IV)—or subscription rights or warrants (excluding those referred to in subclause (B) immediately above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subclause (D) immediately below) of the Common Stock on the record date for the determination of stockholders entitled to receive such distribution less the then fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

(D) For the purpose of any computation under subclause (B) or (C) immediately above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Price for the thirty consecutive Trading Days selected by the Company commencing not more than forty-five Trading Days before the day in question.

(E) In any case in which this subparagraph (a) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, the Company may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of the Series D Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion price prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fraction share of Common Stock pursuant to clause (IV) of this subparagraph (a); and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

(F) Any adjustment in the conversion price otherwise required by this subparagraph (a) to be made may be postponed up to, but not beyond, three years from the date on which it would otherwise be required to be made provided that such adjustment (plus any other adjustments postponed pursuant to this subclause (F) and not theretofore made) would not require an increase or decrease of more than $.50 in such price and would not, if made, entitle the holders of all then outstanding shares of the Series D Stock upon conversion to receive additional shares of Common Stock equal in the aggregate to 3% or more of the then issued and outstanding shares of Common Stock. All calculations under this subparagraph (a) shall be made to the nearest cent or to the nearest 1/100 of a share of Common Stock, as the case may be.

(V) Conversion Price Adjustment Certificates and Notices. Whenever the conversion price is adjusted as herein provided, the Company shall compute the adjusted conversion price in accordance with this subparagraph (a), shall prepare a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price and shall mail such notice as soon as practicable to the holders of record of the outstanding shares of the Series D Stock.

(VI) Mergers, etc. In case of any consolidation of the Company with, or merger of the Company with or into, any other corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of the Company into which shares of the Series D Stock would have been converted had the automatic conversion of the Series D Stock occurred immediately prior thereto), or in case of any conveyance or transfer of the property and assets of the Company substantially as an entirety, lawful provision shall be made as a part of the terms of such transaction so that each share of Series D Stock shall be converted on the Conversion Date into the number and kind of shares of stock (and/or other securities, cash, property or rights) receivable upon such consolidation, merger, conveyance or transfer by a holder of the number and kind of shares of the Company into which such share of Series D Stock would have been converted had the automatic conversion of the Series D Stock occurred immediately prior to such consolidation, merger, conveyance or transfer, subject to subsequent adjustments as nearly equivalent as practicable to the adjustments provided for in this subparagraph (a). The above provisions of this clause (VI) shall similarly apply to successive consolidations, mergers, conveyances or transfers.

(VII) Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series D Stock on the Conversion Date, the full number of shares of Common Stock which at the time is deliverable on the Conversion Date upon the conversion of all shares of the Series D Stock outstanding at such time.

(VIII) Taxes. The Company shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series D Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(IX) Common Stock. For the purpose of this paragraph (6) the term “Common Stock” shall include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, shares issuable on conversion of shares of the Series D Stock shall include only shares of the class designated as Common Stock of the Company as of the original date of issue of the Series D Stock or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(X) Closing Price. As used in this paragraph (6), the term “Closing Price” on any day shall mean the reported last sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose; and the term “Trading Day” shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

(7) Definitions.

(a) Conversion Date. The term “Conversion Date” shall mean the date on which the holder of shares of Series D Stock exercises his or its option to convert the shares of Series D Stock into Common Stock.

(b) Accrued Dividends. The term “Accrued Dividends” shall mean Full Accrued Dividends as of the date as of which Accrued Dividends are to be computed, less the amount of all dividends paid, upon the relevant shares of Series D Stock.

(c) Full Accrued Dividends. The term “Full Accrued Dividends” shall mean the aggregate amount of dividends, if any, which the holders of shares of Series D Stock shall have become entitled to receive as of the date as of which Full Accrued Dividends are to be computed.

(d) Preferred Stock. The term “Preferred Stock” shall mean any Preferred Stock created and issued under this Article Fourth. The term “preferred stock” shall mean shares of any class of stock (including any class of Preferred stock or Preference Stock) if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of Common Stock.

(e) Preference Stock. The term “Preference Stock” shall mean any Preference Stock created and issued under this Article Fourth.

(f) Ranking of Shares. For the purposes hereof any stock of any class or classes of the Company shall be deemed to rank (i) prior to shares of the Series D Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series D Stock; (ii) on a parity with shares of the Series D Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series D Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series D Stock; and (iii) junior to shares of the Series D Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the Series D Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes.

(8) Rank of Series D Stock. Except as otherwise fixed at the time such class is created, the shares of the Series D Stock shall rank on a parity as to dividends and upon liquidation with the shares of the stock of any other class of Preferred Stock or Preference Stock.

(9) Fractional Shares. The Series D Stock may be issued in fractions of a share equal to one one-hundredth (.01) of a share or any integral multiple thereof. Each fractional share of Series D Stock issued shall have a corresponding fraction of the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, attributable to a full share of Series D Stock.

(10) Retirement of Converted Shares, etc. Shares of the Series D Stock which have been converted into Common Stock pursuant to the provisions of paragraph (6) of this Section C regarding Series D Stock shall have the status of authorized and unissued Preferred Stock but shall not be reissued as Series D Stock.

III.	Common Stock. Except as otherwise provided in this Section III or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

A. Voting Rights.

(1) Common Stock. Except as otherwise provided in this Section III, as otherwise required by law or by the resolution or resolutions providing for the issuance of any series of Preferred Stock or Preference Stock and subject to the provisions of any applicable law or of the By-laws of the Company, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Company.

B. Dividends. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock and Preference Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Company, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

C. Rights on Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock and Preference Stock of the full amount for which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock or Preference Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

D. Conversion Rights. The holders of shares of Common Stock shall have no conversion rights with respect to such shares.

Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Company, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

No holder of stock of the Company shall have any preemptive right with respect to stock of the Company.

Fifth: The Company is to have perpetual existence.

Sixth: Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such stockholders of the Company and may not be effected by any consent in writing by such stockholders.

The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatsoever.

Seventh: The number of directors which shall constitute the whole Board of Directors of the Company shall be as specified in the By-Laws of the Company, subject to the provisions of this Article Seventh.

Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of capital stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause.

Newly created directorships resulting from any increase in the number of directors to be elected by the holders of the Common Stock and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of the majority of the remaining directors elected by the holders of the Common Stock then in office (and not by stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence in order to fill a vacancy resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the new directorship was created and until such director’s successor shall have been elected and qualified. Any director elected in order to fill a vacancy shall hold office until the next annual meeting of stockholders.

Notwithstanding the foregoing, wherever the holders of any one or more classes or series of stock issued by this Company having a preference over the Common Stock as to dividends or upon liquidation shall have the right, voting separately by class or series, to elect directors by consent or at an annual or special meeting of stockholders, the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships shall be governed by the terms of the resolution or resolutions establishing such class or series adopted pursuant thereto and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.

The Board of Directors shall have power to hold its meetings outside the State of Delaware at such place as from time to time may be designated by the By-laws or by resolution of the Board of Directors. The By-laws may prescribe the number of directors necessary to constitute a quorum.

The capital of the Company may be increased from time to time by resolution of the Board of Directors directing that a portion of the net assets of the Company in excess of the amount theretofore determined to be capital be transferred to capital account. Any and all shares of the Common Stock may be issued by the Company from time to time for such consideration as may be fixed from time to time by the Board of Directors.

Eighth: The Board of Directors shall have power, without stockholder action:

I.	To make By-laws for the Company, and to amend, alter or repeal any By-laws; but any By-laws made by the directors may be altered, amended or repealed by the stockholders at any meeting, provided notice of such proposed alteration, amendment or repeal be included in the notice of such meeting.

II.	To remove at any time any officer, agent or employee of the Company, provided, however, that such power of removal may be conferred by the By-laws or by the Board of Directors on any committee or officer.

III.	To fix and determine, and to vary the amount of, the working capital of the Company, and to determine the use or investment of any assets of the Company; to set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves; and to declare and authorize payment of such dividends as it shall determine advisable and proper, subject to such restrictions as may be imposed by law.

IV.	To authorize the purchase or other acquisition of shares of stock of the Company or any of its bonds, debentures, notes, scrip or other securities or evidences of indebtedness.

V.	To determine whether and to what extent, at what times and places, and under what conditions and regulations, the accounts, books and documents of the Company, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account, book or document of the Company, except as conferred by the laws of the State of Delaware or as authorized by resolution adopted by the Board of Directors or by the stockholders of the Company entitled to vote in respect thereof.

VI.	Except as otherwise provided by law, to determine the places within or without the State of Delaware where any or all of the books of the Company shall be kept.

VII.	To authorize the sale, lease or other disposition of any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

VIII.	To authorize the borrowing of money; the issuance of bonds, notes, debentures and other obligations or evidences of indebtedness of the Company, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Company or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Company, of any property of the Company, real or personal, then owned or thereafter acquired by the Company.

The powers and authorities herein conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Company.

The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of two (2) or more of the directors of the Company, which to the extent provided in said resolution or resolutions or in the By-laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

Subject to any limitation in the By-laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Company or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders. Any repeal or modification of this provision by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Ninth: Indemnification:

I.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she is or was a director or officer of the Company (which term shall include any predecessor corporation of this Company) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (“indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided however, that, except as provided in paragraph II of this Article Ninth with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article Ninth shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article Ninth or otherwise.

II.	If a claim under paragraph I of this Article Ninth is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover payments by the Company of expenses incurred by an indemnitee in defending in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) or by the Company to recover payments by the Company of expenses incurred by an indemnitee in defending, in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the burden of proving that the indemnitee is not entitled to be indemnified under this Article Ninth or otherwise shall be on the Company. Neither the failure of the Company (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including the Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a presumption that the indemnitee has not met the applicable standard of conduct, or in the case of such an action brought by the indemnitee, be a defense to the action.

III.	The rights conferred on any person by paragraphs I and II of this Article Ninth shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, this certificate of incorporation by-law, agreement, vote of stockholders or disinterested directors or otherwise.

IV.	The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

V.	Persons who are not included as indemnitees under paragraph I of this Article Ninth but are employees of the Company or any subsidiary may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Tenth: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and this Certificate of Incorporation; and all rights, preference and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Tenth.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Company, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this 12th day of February, 2015.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer

	Name:	Curt A. Kramer

	Title:	Corporate Secretary